As filed with the Securities and Exchange Commission on March 27, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COINCHECK GROUP N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Apollolaan 151

1077 AR Amsterdam

The Netherlands

(Address of Principal Executive Offices)(Zip Code)

Coincheck Group 2024 Omnibus Incentive Plan

(Full title of the plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(Name and address of agent for service)

(800) 221-0102

(Telephone number, including area code, of agent for service)

With copies to:

Mark Brod Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 Tel: (212) 455-2163	Takahiro Saito Simpson Thacher & Bartlett LLP Ark Hills Sengokuyama Mori Tower, 41F 1-9-10, Roppongi, Minato-Ku, Tokyo 106-0032, Japan Telephone: +81-3-5562-6200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Coincheck Group N.V. (the “Registrant”) for the purpose of registering ordinary shares, nominal value of €0.01 per share (“Ordinary Shares”), reserved for issuance under the Coincheck Group 2024 Omnibus Incentive Plan (the “Plan”), consisting of (i) 9,079,565 Ordinary Shares initially available for awards under the Plan and (ii) 3,924,435 Ordinary Shares expected to become reserved for issuance as of April 1, 2025, as a result of the operation of the “evergreen” provision of the Plan, which provides that the total number of Ordinary Shares subject to the Plan will be increased on the first day of each fiscal year pursuant to a specified formula.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)	The Registrant’s proxy statement/prospectus, dated November 12, 2024, filed with the Commission on such date pursuant to Rule 424(b) under the Securities Act, relating to the Registrant’s Registration Statement on Form F-4 (Registration No. 333-279165), which contains the audited financial statements of Coincheck, Inc., as of March 31, 2024 and March 31, 2023 and for each of the three years in the period ended March 31, 2024 (the latest fiscal year for which such statements have been filed and for the period prior to Coincheck, Inc. becoming a wholly subsidiary of the Registrant in the business combination transaction with Thunder Bridge Capital Partners IV, Inc., that closed on December 10, 2024) and the audited financial statements of Thunder Bridge Capital Partners IV, Inc. (now known as CCG Administrative Services, Inc.) as of December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023.

(b)	The Registrant’s shell company report on Form 20-F, filed with the Commission on December 16, 2024;

(c)	The Registrant’s report on Form 6-K, relating to fiscal 2025 third quarter financial results, filed with the Commission on February 26, 2025 and the Registrant’s reports on Form 6-K, filed with the Commission on March 4, 2025 and March 10, 2025; and

(d)	The description of the Registrant’s Ordinary Shares, contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on December 11, 2024, including all other amendments and reports filed for the purpose of updating such description.

All other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from their respective dates of filing (other than documents and information furnished and not filed in accordance with Commission rules, including any corresponding exhibits thereto, unless expressly stated otherwise therein).

Any statement contained in a document incorporated or deemed to be incorporated herein by reference, or contained in this Registration Statement, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under Dutch law, the directors of the Registrant may be held jointly and severally liable vis-a-vis the Registrant for damages in the event of improper performance of their duties. In addition, they may be held liable towards third parties for any action that may give rise to tort pursuant to the Dutch Civil Code. This applies equally to the Registrant’s executive directors and non-executive directors.

The general meeting of the Registrant may resolve to annually discharge the directors, to release them from any loss, damage or right to compensate arising out of or in connection with the exercise of their duties and which appear from the annual report and annual accounts of the Registrant or as otherwise disclosed to the general meeting.

The Registrant’s Articles of Association (the “Articles of Association”) also include a provision on indemnification. Pursuant to the Articles of Association and unless Dutch law provides otherwise, the Registrant is required to indemnify any and all of the directors, officers, former directors, former officers and any person who may have served at its request as a director or officer of a subsidiary of the Registrant, who were or are made a party or are threatened to be made a party or are involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, or any appeal in that regard or any inquiry or investigation that could lead to such an action, suit or proceeding (a “Proceeding”), against any and all liabilities, damages, documented expenses (including attorney’s fees), financial effects of judgments, fines, penalties (including excise and similar taxes and punitive damages) and amounts paid in settlement in connection with such Proceeding by any of them.

Notwithstanding the Registrant’s obligation to indemnify and hold harmless as referred to above, no indemnification will be made (i) in respect of any claim, issue or matter as to which any of the above-mentioned indemnified persons will be adjudged in a final and non-appealable decision to be liable for gross negligence or willful misconduct in the performance of such person’s duty to the Registrant or a subsidiary or (ii) to the extent that the costs or the capital losses of the above-mentioned indemnified persons are paid by another party or are covered by an insurance policy and the insurer has paid out these costs or capital losses.

The indemnification described above will not be exclusive of any other rights to which those indemnified may be entitled to.

Pursuant to the Articles of Association, the indemnification described above may be further implemented in indemnification agreements or otherwise.

The Registrant may maintain an insurance policy which insures directors and officers against certain liabilities which might be incurred in connection with the performance of their duties. The description of indemnity herein is merely a summary of the provisions in the Articles of Association described above, and such description shall not limit or alter the mentioned provisions in the Articles of Association or other indemnification agreements to be entered into.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Unofficial Translation of Deed of Conversion and Amendment of the Articles of Association of Coincheck Group B.V. (after conversion and amendment named, Coincheck Group N.V.) (incorporated by reference to Exhibit 1.1 of Form 20-F filed by the Registrant with the SEC on December 16, 2024).
4.2	Coincheck Group 2024 Omnibus Incentive Plan (incorporated by reference to Exhibit 4.15 of Form 20-F filed by the Registrant with the SEC on December 16, 2024).
4.3	Form of Restricted Share Unit Award Grant Notice and Agreement.
5.1	Opinion of De Brauw Blackstone Westbroek N.V.
23.1	Consent of KPMG AZSA LLC.
23.2	Consent of Grant Thornton LLP.
23.3	Consent of De Brauw Blackstone Westbroek N.V. (included as part of Exhibit 5.1).
24.1	Power of Attorney (included on the signature pages to this Registration Statement).
107.1	Filing Fee Table.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tokyo, Japan, on March 27, 2025.

Coincheck Group N.V.

By:	/s/ Oki Matsumoto
Name:	Oki Matsumoto
Title:	Executive Chairperson

POWER OF ATTORNEY

The undersigned directors and officers of Coincheck Group N.V. hereby constitute and appoint Oki Matsumoto, Gary A. Simanson and Jason Sandberg and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments, including post effective amendments to the Registration Statement and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereto.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and Power of Attorney have been signed by the following persons in the capacities indicated on March 27, 2025.

Signature	Title

/s/ Oki Matsumoto	Executive Chairperson
Oki Matsumoto

/s/ Gary A. Simanson	Chief Executive Officer (principal executive officer) and Executive Director
Gary A. Simanson

/s/ Jason Sandberg	Chief Financial Officer (principal financial officer and principal accounting officer)
Jason Sandberg

/s/ Yo Nakagawa	Executive Director
Yo Nakagawa

/s/ Takashi Oyagi	Non-executive director
Takashi Oyagi

/s/ Allerd Derk Stikker	Non-executive director
Allerd Derk Stikker

/s/ David Burg	Non-executive director
David Burg

/s/ Toshihiko Katsuya	Non-executive director
Toshihiko Katsuya

/s/ Yuri Suzuki	Non-executive director
Yuri Suzuki

/s/ Jessica Sinyin Tan	Non-executive Director
Jessica Sinyin Tan

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act, the undersigned, the duly undersigned representative in the United States of Coincheck Group N.V. has signed this Registration Statement in the City of New York, State of New York, on March 27, 2025.

COGENCY GLOBAL INC.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President on behalf of Cogency Global Inc.